UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2012

WEST BANCORPORATION, INC.
(Exact Name of Registrant as Specified in its Charter)

Iowa	0-49677	42-1230603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 22nd Street, West Des Moines, Iowa 50266
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (515) 222-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2012, West Bancorporation, Inc. (“West Bancorporation” or “the Company”) entered into new employment agreements (the “Agreements”), effective July 23, 2012, with David D. Nelson, Brad L. Winterbottom, Harlee N. Olafson, and Douglas R. Gulling. The Agreements terminate and replace those that had been in existence with Messrs. Nelson, Winterbottom, Olafson, and Gulling. The Agreements have initial terms ending December 31, 2015 for Mr. Nelson and December 31, 2014 for each of Messrs. Winterbottom, Olafson, and Gulling, and automatically extend for additional one-year periods unless either party notifies the other party 90 days prior to January 1st of the then final year of the Agreement.

There is no change in base salaries under the Agreements. The Agreements provide that the officers will be eligible to receive performance-based annual bonuses in accordance with the Company's annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing executives of the Company. The Agreements provide for severance benefits in the event of termination by the Company other than for cause or by the officer for good reason, and enhanced severance benefits in the event of either type of termination within six months prior to or 24 months following a change in control of the Company. All severance benefits under the Agreements are contingent upon the respective officer's execution and non-revocation of a general release and waiver of claims against the Company and its affiliates. The Agreements include a “clawback” provision should any severance payment require recapture under any applicable statute, law, regulation, or regulatory interpretation or guidance.

The Agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company or its affiliates by the officers during and after their employment with the Company, and prohibiting the officers from competing with the Company or its affiliates and from soliciting their employees or customers during employment and after termination of employment for any reason. These non-solicit and non-compete provisions apply to Mr. Nelson for a period of two years after any termination and to Messrs. Winterbottom, Olafson, and Gulling for a period of one year after any termination prior to a change in control, and for a period of two years after any termination following a change in control.

The foregoing description of the Agreements is qualified in its entirety by reference to the provisions of the Agreements attached to this report as Exhibits 10.1. 10.2, 10.3, and 10.4.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Agreement dated July 23, 2012, between West Bancorporation, Inc. and David D. Nelson
10.2	Agreement dated July 23, 2012, between West Bancorporation, Inc. and Brad L. Winterbottom
10.3	Agreement dated July 23, 2012, between West Bancorporation, Inc. and Harlee N. Olafson
10.4	Agreement dated July 23, 2012, between West Bancorporation, Inc. and Douglas R. Gulling

The information contained in this report may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratios. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “intends,” “should,” or “anticipates,” or similar references or references to estimates or predictions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Department of the Treasury, and/or the Federal Reserve Board; changes in the Treasury's Capital Purchase Program; and customers' acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

West Bancorporation, Inc.

July 23, 2012	By:	/s/ Douglas R. Gulling
Name: Douglas R. Gulling
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Agreement dated July 23, 2012, between West Bancorporation, Inc. and David D. Nelson
10.2	Agreement dated July 23, 2012, between West Bancorporation, Inc. and Brad L. Winterbottom
10.3	Agreement dated July 23, 2012, between West Bancorporation, Inc. and Harlee N. Olafson
10.4	Agreement dated July 23, 2012, between West Bancorporation, Inc. and Douglas R. Gulling